As filed with the Securities and Exchange Commission on April 15, 2013

Registration No. 333-175761

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM S-1
(Post-Effective Amendment No. 2)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CROSS BORDER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1311	98-0555508
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2515 McKinney Avenue, Suite 900 Dallas, Texas 75201 (210) 226-6700	Earl M. Sebring, Interim President Cross Border Resources, Inc. 2515 McKinney Avenue, Suite 900 Dallas, Texas 75201 (210) 226-6700
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Jeffrey M. Gallant, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue, 19th Floor
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Amounts being registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.001 par value per share	7,209,375 shares	$1.97	$14,202,469	$1,649

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby includes such indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.  326,335 of the shares offered in this Post-Effective Amendment were previously sold under the Registration Statement on Form S-1 (No. 333-175761) as initially filed with the Securities and Exchange Commission (“Commission”) on July 25, 2011.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low prices of the common stock on July 19, 2011, as reported on the OTCQX.

(3)
The $1,649 filing fee payable in connection with the registration of these securities were previously paid by the registrant at the time of filing the original Registration Statement on Form S-1, initially filed with the Commission on July 25, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement (defined below) of Cross Border Resources, Inc. (the “Company”) is being filed with the United States Securities and Exchange Commission (the “SEC”) to update the registration statement on Form S-1 (File No. 333-175761) (the “Registration Statement”), which was initially declared effective by the SEC on August 2, 2011 and was amended by Post-Effective Amendment No. 1 to the Registration Statement declared effective by the SEC on June 19, 2012, to include the Company’s 2012 consolidated financial statements and related information in the prospectus forming part of the Registration Statement pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 15, 2013

CROSS BORDER RESOURCES, INC.

7,209,375 Shares of Common Stock

This prospectus relates to the resale by selling stockholders identified in the section entitled “Selling Stockholders” on page 6 of this prospectus of up to an aggregate of 7,209,375 shares of common stock of Cross Border Resources, Inc. Of the 7,209,375 shares being registered, 3,606,250 shares are outstanding, and 3,603,125 shares are issuable upon exercise of outstanding warrants.

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus. However, the stockholders are not required to exercise their warrants, and under the terms of the warrants, cashless exercise is permitted in certain circumstances. We may not receive any proceeds if the warrants are not exercised or are exercised on a cashless basis. If all of the shares underlying the warrants are exercised for cash, we would receive aggregate gross proceeds of $8,115,625.00.

The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” on page 9 of this prospectus.

Investing in our common stock involves risks, including those contained or incorporated by reference herein as described under “Risk Factors” on page 2 of the prospectus.  You should carefully consider these risks before deciding whether to invest in our common stock.

Our common stock is quoted on OTCQX and trades under the symbol XBOR. On April 1, 2013, the closing sale price of our common stock was $0.631 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated __________________, 2013.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	2
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	3
USE OF PROCEEDS	5
SELLING STOCKHOLDERS	6
PLAN OF DISTRIBUTION	9
DESCRIPTION OF SECURITIES	13
LEGAL MATTERS	15
EXPERTS	15
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	15
FOR SECURITIES ACT LIABILITIES	15
INCORPORATION BY REFERENCE	15
WHERE YOU CAN FIND MORE INFORMATION	17

_______________

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission. From time to time, we may file one or more prospectus supplements to add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplements, together with additional information described below under the caption “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus. You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering, and our financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 2 before deciding to invest in our common stock. Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our,” “us” or the “Company” refer to Cross Border Resources, Inc. and its subsidiaries.

Overview of the Company

We are an oil and gas exploration company.  We currently own over 865,893 gross (approximately 293,843 net) mineral and lease acres in New Mexico and Texas. Approximately 25,000 of these net acres exist within the Permian Basin. A significant majority of our acreage consists of either owned mineral rights or leases held by production, allowing us to hold lease rental payments to under $5,000 annually. The majority of our acreage interests consists of non-operated working interests except for certain core San Andres properties which we operate.

 Current development of our acreage is focused on our prospective Bone Spring acreage located in the heart of the 1st and 2nd Bone Spring play. This play encompasses approximately 4,390 square miles across both New Mexico and Texas. We currently own varying, non-operated working interests in both Eddy and Lea Counties, New Mexico, along with our working interest partners that include Cimarex, Apache, Oxy Permian, Occidental, Oxy USA and, Mewbourne; all having significant footprints within this play, and are adding to those footprints through lease and corporate acquisitions.

Our principal executive offices are located at 2515 McKinney Avenue, Suite 900 Dallas, Texas 75201, and our telephone number is (210) 226-6700. Our website address is http://www.xbres.com. The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders	Up to 7,209,375 shares of our common stock issued or issuable upon the exercise of outstanding warrants.

Use of Proceeds
Selling stockholders will receive the proceeds from the sale of common stock covered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.  We will receive proceeds from any cash exercise of the warrants whose underlying shares of common stock are covered by this prospectus.  If all of the shares underlying the warrants are exercised for cash, we would receive aggregate gross proceeds of $8,115,625.00.  We intend to use proceeds from the cash exercise of the warrants, if any, for general working capital.

As of April 1, 2013, we had 16,301,946 shares of common stock outstanding, warrants outstanding to purchase an aggregate of 3,603,125 shares of common stock, and options to purchase an aggregate of 87,500 shares of common stock are held by former and current directors.

RISK FACTORS

You should consider the “Risk Factors” included under Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 1, 2013 (“2012 Annual Report”), which is incorporated by reference in this prospectus. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Information Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus (including those incorporated by reference) that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to raise additional capital to fund future capital expenditures;

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop and produce our oil and natural gas properties;

•	declines or volatility in the prices we receive for our oil and natural gas;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

•	risks associated with drilling, including completion risks, cost overruns and the drilling of non-economic wells or dry holes;

•	uncertainties associated with estimates of proved oil and natural gas reserves;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	risks and liabilities associated with acquired companies and properties;

•	risks related to integration of acquired companies and properties;

•	potential defects in title to our properties;

•	cost and availability of drilling rigs, equipment, supplies, personnel and oilfield services;

•	geological concentration of our reserves;

•	environmental or other governmental regulations, including legislation of hydraulic fracture stimulation;

•	our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

•	exploration and development risks;

•	management’s ability to execute our plans to meet our goals;

•	our ability to retain key members of our management team;

•	weather conditions;

•	actions or inactions of third-party operators of our properties;

•	costs and liabilities associated with environmental, health and safety laws;

•	our ability to find and retain highly skilled personnel;

•	operating hazards attendant to the oil and natural gas business;

•	competition in the oil and natural gas industry; and

•	the other factors discussed under Item 1A. “Risk Factors” in our 2012 Annual Report, which is incorporated herein by reference.

The forward-looking statements contained in this prospectus (including those incorporated by reference) are based on our expectations and beliefs concerning future developments and their potential effects on us at the time such statements are made. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Potential investors should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by selling stockholders that are covered by this prospectus.  If all of the shares underlying the warrants are exercised for cash, we would receive aggregate gross proceeds of $8,115,625.00.  We intend to use proceeds from the cash exercise of warrants, if any, for general working capital.

SELLING STOCKHOLDERS

An aggregate of 7,209,375 shares of common stock issued or issuable upon the exercise of previously issued warrants may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders.  We are paying all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders.  Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.  All of the information contained in the table below is based solely upon information provided to us by the selling stockholders or otherwise known by us.

Except as otherwise noted below, none of the selling stockholders has had any material relationship within the past three years with us or any of our predecessors or, to our knowledge, our affiliates. To our knowledge, none of the selling stockholders is a broker-dealer or affiliated with a broker-dealer (other than as a minority passive investor of an entity affiliated with a broker-dealer). Unless otherwise indicated, the selling stockholders have sole voting and dispositive power with respect to their shares of common stock. In addition to the shares offered hereby, which represent such shares of our common stock issued or issuable upon exercise of previously issued warrants by the respective selling stockholders, the selling stockholders may otherwise beneficially own our shares of common stock as a result of, among others, open market purchases, which information is not obtainable by us without undue effort and expense. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the information regarding the shares beneficially owned was last known by us, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.  All of the shares of common stock issued or issuable upon the exercise of previously issued warrants were issued in connection with our private offering that closed on May 26, 2011 unless otherwise noted.

The following table sets forth, for each of the selling stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold. Shares offered hereby represent such shares of our common stock issued or issuable upon exercise of previously issued options by respective selling stockholders.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering (1)		Number of Shares Offered		Number of Shares Beneficially Owned After the Offering (2)		Percentage of Common Stock Beneficially Owned After the Offering (3)
Alpha Capital Austalt (4)	166,667		166,667		0		0
Edward Ajootian	272,580		200,000		72,580		*
Black Rock Capital Inc. (5)	2,136,164		2,136,164		0		0
Cranshire Capital, LP (6)	60,000		60,000		0		0
CLC Children’s Trust (7)	133,334		133,334		0		0
James Cerna	23,667		23,667		0		0
Edward G. Chiles(8)	228,185		200,000		28,185		*
Del Rey Management, LP (9)	66,667		66,667		0		0
Freestone Advantage Partners, LP (6)	6,667		6,667		0		0
Dennis Flyer	40,000		40,000		0		0
Roger Friedbauer	50,000		40,000		10,000		*
Michael King	16,667		16,667		0		0
LaRoche Enterprises (10)	838,331	(11)	266,668		546,663		2.7%
Robert A. Norikane	67,000		67,000		0		0
Kenneth R. O’Donnell Jr.	16,667		16,667		0		0
Joyce E. Rutledge	200,000		200,000		0		0
The Murchison Living Trust (12)	635,031	(13)	47,330		587,701		3.0%
The Schueck Family Limited Partnership (14)	74,320		9,375	(15)	64,945		*
Theodore Christakos Trust (16)	68,334		33,334		35,000		*
Tymothi O. Tombar	365,168		266,668		98,500		*
Red Mountain Resources, Inc. (17)	14,406,781	(18)	2,869,498		11,537,283	(18)	58.0%
Total	8,309,947		6,866,373		12,980,857		65.2%

*  Less than 1%

(1)
The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option.  The shares being registered hereby that are underlying the warrants issued in the private offering are included in this number of shares owned.  The warrants became exercisable on November 26, 2011, but to date, no warrants have been exercised.

(2)
The number of shares outstanding is 19,905,071 shares, which assumes the exercise of all warrants and the issuance of 3,603,125 shares underlying the warrants.   16,301,946 shares of our common stock are issued and outstanding as of April 1, 2013.

(3)
The percentages of beneficial ownership are based on 19,905,071 shares, which assumes the exercise of warrants and the issuance of 3,603,125 shares underlying the warrants.  16,301,946 shares of our common stock are issued and outstanding as of April 1, 2013.

(4)	Voting and investment control vested in Konrad Ackermann.
(5)
Voting and investment control of Black Rock Capital Inc. is vested in Red Mountain Resources, Inc.  Voting and investment control of Red Mountain Resources, Inc. is vested in Alan Barksdale.  Mr. Barksdale is the Chairman and Chief Executive Officer of Red Mountain Resources and President of Black Rock Capital.  Mr. Barksdale is currently the Non-Executive Chairman of our Board of Directors.

(6)	Voting and investment control vested in Cranshire Capital Advisors, LLC. Voting and investment control of Cranshire Capital Advisors, LLC is vested in Mitchell P. Kopin as President.
(7)	Voting and investment control vested in Gina Mia Carameros, Trustee.
(8)
Includes 19,100 shares owned by WELD, Inc. for which Edward G. Chiles serves as President and has voting and investment control and 7,575 shares owned by Christin A. Chiles and Edward G. Chiles, as joint tenants with right of survivorship.

(9)	Voting and investment control vested in Gregorry Bied, Managing Partner.
(10)	Richard F. LaRoche and Gloria E. LaRoche each own 50% of LaRoche Enterprises. Mr. LaRoche is currently a director of the Company.
(11)	Includes 94,984 shares held indirectly by LaRoche Family L.P., 100,000 shares held indirectly by Brushy Forest L.P. and stock options to purchase 25,000 shares held by Mr. LaRoche.
(12)	Voting and investment control vested in Stephen Blake Murchison, Trustee.
(13)
Includes 292,834 shares held indirectly by LBA Capital Partners for which Stephen Blake Murchison serves as managing partner and has voting and investment control.  LBA Capital Partners reported ownership of 843,017 shares in a Schedule 13G filed on March 4, 2011.  Since that time, LBA Capital Partners has distributed some of these shares to its partners thereby reducing the total owed to 292,834.

(14)	Voting and investment control vested in Thomas B. Schueck, General Partner.
(15)
6,250 shares were issued and 3,125 shares of common stock are issuable to The Schueck Family Limited Partnership for warrants it received in its conversion of Debentures in the principal amount of $25,000 into shares of the Company’s common stock at a conversion price of $4.00 per share for a total of 6,250 shares. For each share of common stock issued, the Company issued, for no additional consideration, one-half of one non-transferrable share purchase warrant for a total of 3,125 warrants.

(16)	Voting and investment control vested in Theodore Christakos, Trustee.
(17)
Red Mountain Resources, Inc. is our largest stockholder.  Black Rock Capital, Inc. is Red Mountain Resources, Inc.’s wholly owned subsidiary.  Mr. Barksdale is the Chairman and Chief Executive Officer of Red Mountain Resources and President of Black Rock Capital.  Accordingly, voting and investment control of the securities held by Red Mountain Resources, Inc. and Black Rock Capital, Inc. is vested in Mr. Barksdale.  Mr. Barksdale is currently the Non-Executive Chairman of our Board of Directors.  Each of Paul Vassilakos and Randell K. Ford, a member of our Board of Directors, is a member of the Board of Directors of Red Mountain Resources.  We are also a joint borrower with Red Mountain Resources, Black Rock Capital and another of Red Mountain Resources’ subsidiaries pursuant to a senior first lien secured credit agreement with Independent Bank.

(18)	Does not include warrants to purchase 2,136,164 held by Black Rock Capital, Inc.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

•	The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.  We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary only and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, all of which are incorporated by reference as Exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to 99,000,000 shares of common stock, $0.001 par value per share.  As of April 1, 2013, 16,301,946 shares of common stock were issued and outstanding.  All issued and outstanding shares of our common stock are fully paid and non-assessable.  Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.

Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding.

Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available.

Warrants

Private Offering

Three million six hundred thousand (3,600,000) shares of our common stock covered by this prospectus are underlying warrants issued in connection with the private offering closed on May 26, 2011.  The private offering was exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D promulgated thereunder.  In the offering, the Company issued an aggregate of 3,600,000 units.  Each unit was sold at $1.50 and was comprised of one share of common stock and one five-year warrant to purchase a share of common stock at an exercise price of $2.25 per share.  The offering was made to a select group of institutional and accredited investors.

The warrants provide for cashless exercise if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the common stock underlying the warrants and all such common stock is not then registered for resale by the Selling Stockholder into the market at market prices from time to time on an effective registration statement for use on a continuous basis

The number, class, and price of the common stock underlying the warrants are subject to adjustment from time to time upon the happening of certain events including a forward stock split, stock dividend, merger, consolidation, reclassification or reorganization.

Debenture Conversion

Effective January 5, 2011, we agreed to convert a debenture originally issued by Pure in the principal amount of $25,000 into shares of our common stock and warrants to purchase common stock.  As a result, we issued an aggregate of 6,250 shares of common stock and 3,125 warrants to purchase shares of our common stock at a price of $5.00 per share for a period of two and one-half (2½) years.

We have the right to redeem the warrants at a price of $0.001 per warrant if, at any time, the closing price of our common stock on the principal market or exchange on which that stock trades equals or exceeds $7.50 per share for 10 consecutive trading days and there is an effective registration statement filed with the Securities and Exchange Commission in respect of the resale of the common stock underlying the warrants. To exercise this right, we must provide the warrant holder with at least 20 days prior written notice of our intention to exercise the redemption right. The shares and warrants were issued in reliance on Rule 506 of Regulation D of the Securities Act.  We received representations from the holder of this debenture that it is an “accredited investor” as defined under Regulation D of the Securities Act.

Listing

Our shares of common stock are listed on the OTCQX under the symbol of “XBOR”.

Transfer Agent

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. Its address is 1717 Arch St., Suite 1300, Philadelphia, PA 10103, and its telephone number is (215) 553-5400.

LEGAL MATTERS

Graubard Miller, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of the Company.

EXPERTS

Our financial statements as of December 31, 2011 and 2012 have been audited by Darilek, Butler & Associates PLLC, the report of which is included in the Company’s annual report on Form 10-K filed on April 1, 2013, and such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our proved reserves estimates were prepared by Joe C. Neal & Associates, independent petroleum consultants to the Company. Joe C. Neal & Associates is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for 35 years. Joe C. Neal & Associates has extensive experience calculating reserves for other companies operating in the Permian Basin region and, as such, we believe that they have sufficient experience to estimate our reserves. Joe C. Neal & Associates is a Texas registered professional engineering firm. Our primary contact at Joe C. Neal & Associates is Alan Neal. Mr. Neal is a Licensed Professional Engineer in the State of Texas.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

INCORPORATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on April 1, 2013;

•	Our Current Reports on Form 8-K, as filed with the SEC on February 11, 2013 and March 6, 2013 (as amended on March 7, 2013).

Nothing in this prospectus shall be deemed to incorporate information deemed furnished but not filed with the SEC. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or a document subsequently filed and incorporated by reference into this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a free copy of any or all of the information incorporated by reference into the prospectus (other than exhibits not specifically incorporated by reference into the text of such documents) including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Please direct any oral or written requests for such documents to: Attn: Kenneth Lamb, 2515 McKinney Avenue, Suite 900, Dallas, Texas 75201, or via telephone (210) 226-6700. You may also access the reports filed by the Company with the SEC by visiting the Company's website at http://www.xbres.com.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the Registration Statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to the Registration Statements including its exhibits.

CROSS BORDER RESOURCES, INC.

7,209,375 Shares of Common Stock

___________, 2013

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1,649
Printing and filing fees	$3,500
Accounting fees and expenses	$4,000
Legal fees and expenses	$65,000
Total	$74,149

All amounts are estimates, other than the Commission's registration fee. We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling stockholders.  The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any  director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Additionally, we have entered into indemnification agreements with all of our directors whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 15. Recent Sales of Unregistered Securities

All unregistered sales of our equity securities made have been reported in our periodic reports filed with the SEC which are incorporated by reference herein.

Item 16. Exhibits

The Exhibit List is provided following the signatures hereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any  material change to such information in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.           That, for purposes of determining liability under the Securities Act of 1933 for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on the 15th day of April, 2013.

CROSS BORDER RESOURCES, INC.

By:	/s/ Earl M. Sebring
Earl M. Sebring
Interim President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Cross Border Resources, Inc., a Nevada corporation (the “Corporation”), hereby constitute and appoint Earl Sebring, the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and attorney-in-fact, to sign for the undersigned and in his name as an officer or director of the Corporation, any and all amendments (including post-effective amendments) to this registration statement on Form S-1 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan W. Barksdale	Non-Executive Chairman of the Board of Directors	April 15, 2013
Alan W. Barksdale

/s/ Earl M. Sebring	Interim President	April 15, 2013
Earl M. Sebring	(Principal Executive Officer)

/s/ Kenneth S. Lamb	Chief Accounting Officer, Secretary, and Treasurer	April 15, 2013
Kenneth S. Lamb	(Principal Financial and Accounting Officer)

*	Director	April 15, 2013
Paul N. Vassilakos

*	Director	April 15, 2013
Richard F. LaRoche, Jr.

*	Director	April 15, 2013
John W. Hawkins

*	Director	April 15, 2013
Randell K. Ford

* By Earl M. Sebring, Power of Attorney

EXHIBIT INDEX

Exhibit No.	Name of Exhibit
2.1	Agreement and Plan of Merger entered into on December 2, 2010 among Doral Energy Corp., Doral Acquisition Corp., Pure Gas Partners II, L.P. and Pure Energy Group, Inc. (6)
2.2
Agreement and Plan of Merger entered into on December 24, 2010 between Doral Acquisition Corp. (as subsidiary merging entity) and Doral Energy Corp. (as parent surviving entity) with the surviving entity changing its name to Cross Border Resources, Inc. (8)

3.1	Articles of Incorporation. (1)
3.2	Certificate of Change Pursuant to NRS 78.209 increasing the authorized capital of common stock to 2,500,000,000 shares, par value $0.001 per share (25-for-1 Stock Split). (2)
3.3	Articles of Merger between Language Enterprises Corp. (as surviving entity) and Doral Energy Corp. (as merging entity). (3)
3.4	Certificate of Change Pursuant to NRS 78.209 decreasing the authorized capital of common stock to 400,000,000 shares, par value $0.001 per share (1-for-6.25 Reverse Split). (4)
3.5	Certificate of Change Pursuant to NRS 78.209 increasing the authorized capital of common stock to 2,000,000,000 shares, par value $0.001 per share (5-for-1 Stock Split). (5)
3.6	Certificate of Change Pursuant to NRS 78.209 decreasing the authorized capital of common stock to 36,363,637 shares, par value $0.001 per share (1-for-55 Stock Split). (7)
3.7	Certificate of Merger between Doral Acquisition Corp. (as merging entity) and Doral Energy Corp. (as surviving entity). (8)
3.8	Articles of Merger between Doral Acquisition Corp. (as merging entity) and Doral Energy Corp. (as surviving entity). (8)
3.9
Certificate of Amendment Pursuant to Articles of Incorporation increasing authorized capital of common stock to 99,000,000 shares, par value $0.001 per share and of preferred stock to 1,000,000 shares, par value $0.001. (22)

3.10	Amended and Restated Bylaws as amended by Amendments No. 1 and No. 2.(21)
3.11	Amendment No. 3 to Amended and Restated Bylaws. (23)
4.1	Trust Indenture of Pure Energy Group, Inc. and Pure Gas Partners II, L.P. assumed by the Company. (8)
4.2	Form of Common Stock Warrant. (14)
5.1	Opinion of Graubard Miller.
10.1	Amended and Restated Credit Agreement between Cross Border Resources, Inc. and Texas Capital Bank, N.A. dated January 31, 2011. (9)
10.2†	Employment Agreement with Everett Willard “Will” Gray II. (10)
10.3†	Nonqualified Stock Option Award Agreement with Everett Willard “Will” Gray II. (10)
10.4†	Employment Agreement with Lawrence J. Risley. (10)
10.5†	Nonqualified Stock Option Award Agreement with Lawrence J. Risley. (10)
10.6†	Consulting Agreement with BDR, Inc. (10)
10.7†	Nonqualified Stock Option Award Agreement with BDR, Inc. (10)
10.8	Loan Agreement by and between Green Shoe Investments Ltd. and the Company. (11)
10.9	Promissory Note to Green Shoe Investments Ltd. (11)
10.10	Loan Agreement by and between Little Bay Consulting SA and the Company. (11)
10.11	Promissory Note to Little Bay Consulting SA. (11)
10.12†	Separation Agreement and Release with BDR, Inc. (13)

10.13	Consent Waiver and First Amendment to Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (15)
10.14†	First Amendment to Employment Agreement with Everett Willard “Will” Gray II. (15)
10.15†	First Amendment to Employment Agreement with Lawrence J. Risley. (15)
10.16†	Letter Agreement with Nancy S. Stephenson. (15)
10.17	Letter Agreement with American Standard Energy Corp. (12)
10.18	Agreement with Red Mountain Resources, Inc. (16)
10.19†	Second Amendment to Employment Agreement with Everett Willard “Will” Gray II (16)
10.20†	Second Amendment to Employment Agreement with Lawrence J. Risley (16)
10.21†	Amendment to Letter Agreement with Nancy S. Stephenson (16)
10.22†	Separation Agreement and Mutual Release with Everett Willard “Will” Gray II (16)
10.23†	Separation Agreement and Mutual Release with Lawrence J. Risley (16)
10.24†	Mutual Release with Nancy S. Stephenson (16)
10.25†	Mutual Release with Brad E. Heidelberg (16)
10.26	Form of Indemnification Agreement with Directors and Officers (17)
10.27
Senior First Lien Secured Credit Agreement with Red Mountain Resources, Inc., Black Rock Capital, Inc. and RMR Operating, LLC (as co-borrowers) and Independent Bank (as lender), dated February 5, 2013 (18)

10.28	Inter-Borrower Agreement with Red Mountain Resources, Inc., Black Rock Capital, Inc. and RMR Operating, LLC, dated February 5, 2013 (18)
10.29	Letter Agreement with Frank James, dated February 28, 2013 (19)
10.30	Letter Agreement with Ralph Perry, dated February 28, 2013 (19)
14.1	Code of Business Conduct and Ethics. (21)
21.1	List of Subsidiaries. (14)
23.1	Consent of Darilek, Butler & Associates PLLC.
23.2	Consent of Graubard Miller (Included in Exhibit 5.1 to this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1).
23.3	Consent of Joe C. Neal & Associates. (20)
24.1	Power of Attorney (included in signature block to this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1)
99.1	Evaluation of Oil and Gas Reserves of Cross Border Resources, Inc., Effective December 31, 2012 (20)
101.INS*	XBRL Instance Document (20)
101.SCH*	XBRL Taxonomy Extension Schema Document (20)
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document (20)
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document (20)
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document (20)
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document (20)
______________________________

(1)	Filed as an exhibit to our Registration Statement on Form SB-2 filed on September 11, 2006.
(2)	Filed as an exhibit to our Current Report on Form 8-K filed on January 9, 2008.
(3)	Filed as an exhibit to our Current Report on Form 8-K filed on April 28, 2008.
(4)	Filed as an exhibit to our Current Report on Form 8-K filed on January 29, 2009.
(5)	Filed as an exhibit to our Current Report on Form 8-K filed on September 14, 2009.
(6)	Filed as an exhibit to our Current Report on Form 8-K filed on December 6, 2010.
(7)	Filed as an exhibit to our Current Report on Form 8-K filed on December 29, 2010.
(8)	Filed as an exhibit to our Current Report on Form 8-K filed on January 7, 2011.
(9)	Filed as an exhibit to our Current Report on Form 8-K filed on February 8, 2011.
(10)	Filed as an exhibit to our Current Report on Form 8-K filed on March 25, 2011.
(11)	Filed as an exhibit to our Current Report on Form 8-K filed on April 28, 2011.

(12)	Filed as an exhibit to our Current Report on Form 8-K filed on November 23, 2011.
(13)	Filed as an exhibit to our Current Report on Form 8-K filed on June 3, 2011.
(14)	Filed as an exhibit to our Registration Statement on Form S-1/A on August 2, 2011.
(15)	Filed as an exhibit to our Current Report on Form 8-K filed on March 6, 2012.
(16)	Filed as an exhibit to our Current Report on Form 8-K filed on April 24, 2012.
(17)	Filed as an exhibit to our Post-Effective Amendment on Form S-1/A filed on June 1, 2012.
(18)	Filed as an exhibit to our Current Report on Form 8-K filed on February 11, 2013.
(19)	Filed as an exhibit to our Current Report on Form 8-K filed on March 6, 2013.
(20)	Filed as an exhibit to our Annual Report on Form 10-K filed April 1, 2013.
(21)	Filed as an exhibit to our Annual Report on Form 10-K filed March 15, 2012.
(22)	Filed as an appendix to our Definitive Proxy Statement filed July 10, 2012.
(23)	Filed as an exhibit to our Current Report on Form 8-K filed June 1, 2012.

*
As provided in Rule 406T of Regulation S-T, this information shall not be deemed “filed” for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liability under those sections.

†	Indicates a compensation contract or arrangement with management.